EXHIBIT 23.2
INDEPENDENT AUDITORS’ CONSENT
The Owners of the MIP Hotels:
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-118746, 333-124105, 333-125423, 333-126821, 333-128031, and 333-131878) and Form S-8 (No. 333-132440) of Ashford Hospitality Trust, Inc. of our report dated December 12, 2006, with respect to the balance sheets as of December 31, 2005 and 2004 and the related combined statements of operations, changes in owner’s equity, and cash flows for each of the years in the two year period ended December 31, 2005 of MIP Hotels, which report appears in the Form 8-K/A of Ashford Hospitality Trust, Inc. dated December 15, 2006.
/s/ KPMG LLP
McLean, Virginia
December 13, 2006